Exhibit 3.1

ARTICLES OF INCORPORATION

OF

BAYCOM CORP

ONE: NAME

The name of the corporation is:

BayCom Corp

TWO: PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: AUTHORIZED STOCK

This corporation is authorized to issue 110,000,000 shares, which shall be divided into two classes of stock as follows: (a) 100,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The board of directors is also authorized to determine and/or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

FOUR: DIRECTOR LIABILITY

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

FIVE: INDEMNIFICATION

The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.

SIX: ADDRESS OF THE CORPORATION

The initial street and mailing address of the corporation is

500 Ygnacio Valley Road, Suite 200

Walnut Creek, California 94596

SEVEN: AGENT FOR SERVICE OF PROCESS

The name and address in this State of this corporation’s initial agent for service of process is:

Gary Steven Findley

3808 E. La Palma Avenue

Anaheim, California 92807

IN WITNESS WHEREOF, for the purpose of forming this corporation under the laws of the State of California, the undersigned, constituting the incorporator of this corporation, has executed these Articles of Incorporation.

Dated: November 2, 2016

/s/ Gary Steven Findley
Gary Steven Findley

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Gary Steven Findley
Gary Steven Findley

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